GUINNESS ATKINSON FUNDS
AMENDMENT TO THE AMENDED AND RESTATED
TRANSFER AGENT SERVICING AGREEMENT

THIS AMENDMENT dated the 28th day of March, 2006, to the Amended and Restated Transfer Agent Servicing Agreement dated April 28, 2003, as amended August 29, 2005, (the "Agreement"), is entered by and between Guinness Atkinson Funds, a Delaware statutory trust (the “Trust”) and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company ("USBFS").

RECITALS

WHEREAS, the parties have entered into an Amended and Restated Transfer Agent Servicing Agreement; and

WHEREAS, the Trust intends to create additional funds; and

WHEREAS, the Trust and USBFS desire to amend said Agreement; and

WHEREAS, Section 7 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A and Exhibit B of the Agreement is hereby superseded and replaced with Exhibit A and Exhibit B hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

GUINNESS ATKINSON FUNDS	U.S. BANCORP FUND SERVICES, LLC

By: ______________________________	By: ________________________________

Name:____________________________	Name:______________________________

Title:	Title:

1

Exhibit A to the Guinness Atkinson
Amended and Restated Transfer Agent Servicing Agreement

Fund Names

Separate Series of Guinness Atkinson Funds

Name of Series	Date Added

Guinness Atkinson Asia Focus Fund	4-28-03

Guinness Atkinson China & Hong Kong Fund	4-28-03

Guinness Atkinson Global Innovators Fund	4-28-03

Guinness Atkinson Global Energy Fund	6-30-04

Guinness Atkinson Alternative Energy Fund	3-31-06

Guinness Atkinson Asia-Pacific Dividend Fund	3-31-06